As filed with the Securities and Exchange Commission on June 1, 2020

Registration No. 333-213578

Registration No. 333-231328

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-213578

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-231328

UNDER

THE SECURITIES ACT OF 1933

TIVO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	61-1793262
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2160 Gold Street

San Jose, California 95002

(Address of principal executive offices, including zip code)

ROVI CORPORATION 2000 EQUITY INCENTIVE PLAN

ROVI CORPORATION AMENDED 2008 EMPLOYEE STOCK PURCHASE PLAN

TIVO INC. AMENDED AND RESTATED 1999 EQUITY INCENTIVE PLAN

TIVO INC. AMENDED AND RESTATED 2008 EQUITY INCENTIVE AWARD PLAN (NOW NAMED THE “TIVO CORPORATION TITAN EQUITY INCENTIVE AWARD PLAN”)

TIVO CORPORATION 2008 EQUITY INCENTIVE PLAN (F/K/A THE “ROVI CORPORATION AMENDED 2008 EQUITY INCENTIVE PLAN”)

(Full title of the plans)

Paul Davis

Senior Vice President and General Counsel

TiVo Corporation

2160 Gold Street

San Jose, California 95002

(408) 519-9100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kenton J. King, Esq.

Mike Ringler, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, California 94301

(650) 470-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Emerging growth company	☐	Accelerated filer	☐

Non-accelerated filer	☐			Smaller reporting company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

RECENT EVENTS: DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of TiVo Corporation, a Delaware corporation (the “Company”), on Form S-8, in each case as amended by any post-effective amendments thereto (collectively, the “Registration Statements”):

•

Registration No. 333-213578, registering 1,167,132 shares of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”), under the Rovi Corporation 2000 Equity Incentive Plan, 17,156,228 shares of the Company Common Stock under the Rovi Corporation Amended 2008 Equity Incentive Plan (now referred to as the “TiVo Corporation 2008 Equity Incentive Plan”), 7,257,083 shares of the Company Common Stock under the Rovi Corporation Amended 2008 Employee Stock Purchase Plan, 270,534 shares of the Company Common Stock under the TiVo Inc. Amended and Restated 1999 Equity Incentive Plan and 4,810,723 shares of the Company Common Stock under the TiVo Inc. Amended and Restated 2008 Equity Incentive Award Plan (now referred to as the “TiVo Corporation Titan Equity Incentive Award Plan”).

•

Registration No. 333-231328, registering 5,000,000 shares of the Company Common Stock under the TiVo Corporation 2008 Equity Incentive Plan (f/k/a the “Rovi Corporation Amended 2008 Equity Incentive Plan”).

On June 1, 2020, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 18, 2019, as amended on January 31, 2020, by and among the Company, Xperi Corporation (“Xperi”), Xperi Holding Corporation (f/k/a “XRAY-TWOLF HoldCo Corporation”) (“HoldCo”), XRAY Merger Sub Corporation (“XRAY Merger Sub”) and TWOLF Merger Sub Corporation (“TWOLF Merger Sub”), TWOLF Merger Sub merged with and into the Company with the Company as the surviving corporation and XRAY Merger Sub merged with and into the Xperi with the Xperi as the surviving corporation (collectively, the “Mergers”). As a result of the Mergers, the Company and Xperi each are now wholly owned subsidiaries of HoldCo.

As a result of the Mergers, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by the Company in Part II of each Registration Statement to remove from registration, by means of post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registrations Statements as of June 1, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 1st day of June, 2020.

TiVo Corporation

By:	/s/ Paul Davis
Paul Davis
Senior Vice President and General Counsel

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933.